Exhibit 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President & Corporate Treasurer
(415) 774-2700

URS CORPORATION REPORTS THIRD QUARTER
RESULTS FOR FISCAL 2004

Results In line With Guidance, Including Previously
Announced Charge Related to Note Redemptions

Debt-to-Capitalization Ratio Reduced To 35%

     SAN FRANCISCO, CA – September 9, 2004 – URS Corporation (NYSE: URS) today reported revenues of $838.2 million for the third quarter of fiscal 2004, an increase of 8% from $778.0 million in revenues reported for the third quarter of fiscal 2003. Net income was $7.3 million, compared to $17.1 million reported for the corresponding third quarter of fiscal 2003. Net income for the third quarter of fiscal 2004 includes a previously announced pre-tax charge of $27.4 million, equivalent to a $0.37 per share reduction in our earnings per share (“EPS”), related to the Company’s recent public offering of 8.1 million shares of common stock and note redemptions of $250.0 million. The charge consists of cash payments of $19.1 million for call premiums and a non-cash charge of $8.3 million for prepaid financing fees, issuance costs and debt discounts.

     Diluted EPS for the third quarter of fiscal 2004 were $0.17 after the $0.37 per share charge described above. This compares to diluted EPS of $0.52 per share for the same period last year. Weighted-average shares outstanding for the third quarter of fiscal 2004 for the purposes of calculating diluted EPS were 44.2 million compared to 33.2 million weighted-average shares outstanding for the third quarter of fiscal 2003. The increase is due primarily to the Company’s public common stock offering and to additional shares issued pursuant to the Company’s stock option and purchase plans.

     For the nine months ended July 31, 2004, the Company generated operating cash flow of $87.1 million, and repaid $59.5 million in debt. In addition, the Company used $185.2 million from its public stock offering to further repay debt. As a result, the Company’s debt to total capitalization ratio improved to 35% at July 31, 2004, from 52% at October 31, 2003.

     As of July 31, 2004, the Company’s backlog was $3.692 billion, compared to $3.662 billion as of October 31, 2003.

     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our results for the quarter reflect strong performance by our federal sector business, tempered by continued softness in the state and local government and private sector markets. Our federal sector business has benefited from increased demand from the Department of Defense for equipment repair and maintenance services, as well as continuing strength in our work on technical support services and facilities and environmental projects. Overall revenues from both the state and local government and private sectors, however, were slightly lower than expected, even as we continue to see indications that portions of these markets have begun to recover. As these markets recover, our diversified business portfolio and strong relationships with key clients across the country continue to result in important new assignments for URS.”

     For the nine months ended July 31, 2004, revenues increased 5% to $2.475 billion, from $2.349 billion for the same period last year. Net income for the nine months ended July 31, 2004 was $35.6 million, or $0.91 per share fully diluted, compared to $38.6 million, or $1.18 per share fully diluted, for the same period last year. Weighted-average shares outstanding for the first nine months of fiscal 2004 for the purposes of calculating diluted EPS were 38.9 million compared to 32.7 million weighted-average shares outstanding for the same period last year.

Business Segments

     In addition to providing consolidated financial results, URS provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes the Company’s federal business that existed prior to the acquisition of EG&G, which consists primarily of facilities and environmental work. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance, and systems engineering and technical support services to the Departments of Defense, Homeland Security, Justice, Energy and Treasury, among others.

     URS Division. For the third quarter of fiscal 2004, the URS Division reported revenues of $556.6 million and operating income of $45.0 million, compared to revenues of $557.1 million and operating income of $44.5 million for the corresponding third quarter of the 2003 fiscal year.

     For the nine months ended July 31, 2004, the URS Division reported revenues of $1.665 billion and operating income of $121.7 million, compared to revenues of $1.672 billion and operating income of $120.2 million for the same period last year.

     EG&G Division. For the third quarter of 2004, the EG&G Division reported revenues of $283.2 million and operating income of $16.5 million, compared to revenues of $220.9 million and operating income of $13.8 million for the corresponding third quarter of the 2003 fiscal year.

     For the nine months ended July 31, 2004, the EG&G Division reported revenues of $811.9 million and operating income of $41.6 million, compared to revenues of $676.3 million and operating income of $34.5 million for the same period last year.

Outlook for Fiscal 2004

     URS reaffirmed its expectation that fiscal 2004 revenues will be approximately $3.3 billion. The Company also expects that its fiscal 2004 earnings per share would be $1.90, excluding the $0.37 per share charge related to the costs of the Company’s note redemptions.

     On a GAAP basis, the Company expects net income of approximately $61.8 million, or $1.53 per share, for fiscal 2004. A reconciliation between the $1.90 per share and the $1.53 per share, showing the effects of the stock offering and note redemptions, is attached to this release.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for surface transportation, air transportation, rail transportation, industrial process, facilities and logistics support, water/wastewater treatment, hazardous waste management and military platforms support. Headquartered in San Francisco, the Company operates in over 20 countries with approximately 27,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

Web cast Information

     URS will host a dial-in conference call on Friday, September 10, 2004 at 11:00 a.m. (EDT), to discuss its third quarter fiscal 2004 results. A live web cast of this call will be available on URS’ website at www.urscorp.com.

TABLES TO FOLLOW

# # #

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s revenue and earnings projections. The Company’s quarterly financial results as discussed in this press release are unaudited and may be subject to adjustment. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: the recent economic downturn; the Company’s inability to comply with government regulations; changes in the Company’s book of business; the Company’s dependence on government appropriations and procurements; the Company’s ability to profitably execute its contracts; the Company’s leveraged position; the Company’s ability to service its debt; liability for pending and future litigation; changes in the law; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with international operations; the Company’s ability to successfully integrate its accounting and project management software; and other factors discussed more fully in the Company’s Form 10-Q for the third quarter of fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31, 2004	October 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,474	$15,508
Accounts receivable, including retainage of $44,190 and $42,617, respectively	542,490	525,603
Costs and accrued earnings in excess of billings on contracts in process	391,151	393,670
Less receivable allowances	(34,973)	(33,106)

Net accounts receivable	898,668	886,167

Deferred income taxes	16,095	13,315
Prepaid expenses and other assets	23,967	24,675

Total current assets	977,204	939,665
Property and equipment at cost, net	147,019	150,553
Goodwill, net	1,004,680	1,004,680
Purchased intangible assets, net	9,031	11,391
Other assets	53,061	61,323

	$2,190,995	$2,167,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$45,193	$23,885
Accounts payable and subcontractor payable, including retainage of $12,271 and $7,409, respectively	164,562	172,500
Accrued salaries and wages	149,784	125,774
Accrued expenses and other	73,866	86,874
Billings in excess of costs and accrued earnings on contracts in process	73,514	83,002

Total current liabilities	506,919	492,035
Long-term debt	522,668	788,708
Deferred income taxes	55,552	55,411
Deferred compensation and other	68,281	66,385

Total liabilities	1,153,420	1,402,539

Commitments and contingencies
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 43,493 and 33,668 shares issued, respectively; and 43,441 and 33,616 shares outstanding, respectively	434	336
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	723,070	487,824
Accumulated other comprehensive income (loss)	637	(906)
Retained earnings	313,721	278,106

Total stockholders’ equity	1,037,575	765,073

	$2,190,995	$2,167,612

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Revenues	$838,150	$778,045	$2,474,528	$2,348,633
Direct operating expenses	529,381	485,177	1,559,559	1,481,340

Gross profit	308,769	292,868	914,969	867,293

Indirect, general and administrative expenses	284,708	244,060	806,208	740,050

Operating income	24,061	48,808	108,761	127,243
Interest expense, net	11,881	20,332	49,396	62,913

Income before taxes	12,180	28,476	59,365	64,330
Income tax expense	4,880	11,390	23,750	25,730

Net income	7,300	17,086	35,615	38,600
Other comprehensive income:
Foreign currency translation adjustments	280	272	1,543	3,178

Comprehensive income	$7,580	$17,358	$37,158	$41,778

Net income per common share:
Basic	$.17	$.52	$.95	$1.19

Diluted	$.17	$.52	$.91	$1.18

Weighted-average shares outstanding:
Basic	43,052	32,704	37,659	32,509

Diluted	44,173	33,207	38,942	32,730

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$7,300	$17,086	$35,615	$38,600

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,853	10,573	31,473	33,010
Amortization of financing fees	1,529	1,915	5,304	5,553
Costs incurred for extinguishment of debt	27,393	—	27,393	—
Provision for doubtful accounts	263	629	9,725	4,462
Deferred income taxes	(1,758)	1,000	(2,639)	(1,000)
Stock compensation	744	264	2,076	3,665
Tax benefit of stock options	110	161	3,970	161
Changes in current assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(14,262)	19,532	(22,226)	66,328
Prepaid expenses and other assets	1,462	(3,096)	(508)	(4,202)
Accounts payable, accrued salaries and wages and accrued expenses	16,915	4,204	3,078	(25,821)
Billings in excess of costs and accrued earnings on contracts in process	(992)	4,300	(9,488)	5,961
Deferred compensation and other	(590)	2,446	1,896	2,598
Other, net	463	2,661	1,477	5,180

Total adjustments and changes	41,130	44,589	51,531	95,895

Net cash provided by operating activities	48,430	61,675	87,146	134,495

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(5,533)	(4,774)	(15,685)	(14,307)

Net cash used by investing activities	(5,533)	(4,774)	(15,685)	(14,307)

Cash flows from financing activities:
Long-term debt principal payments	(250,856)	(59,854)	(287,967)	(82,971)
Long-term debt borrowings	26,117	—	26,494	104
Net borrowings (payments) under the line of credit	16,714	—	16,714	(27,259)
Capital lease obligations payments	(3,868)	(5,739)	(11,165)	(13,366)
Short-term note borrowings	—	—	1,540	1,211
Short-term note payments	(1,446)	(1,329)	(1,531)	(1,385)
Proceeds from common stock offering, net of related expenses	—	—	204,286	—
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	6,901	5,373	25,009	9,053
Call premiums paid for debt extinguishment	(19,075)	—	(19,075)	—
Payments of financing fees	(890)	—	(2,800)	—

Net cash used by financing activities	(226,403)	(61,549)	(48,495)	(114,613)

Net increase (decrease) in cash	(183,506)	(4,648)	22,966	5,575
Cash and cash equivalents at beginning of period	221,980	20,195	15,508	9,972

Cash and cash equivalents at end of period	$38,474	$15,547	$38,474	$15,547

Supplemental information:
Interest paid	$21,233	$10,601	$55,471	$48,209

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Taxes paid	$10,146	$10,853	$31,580	$14,181

Equipment acquired through capital lease obligations	$3,829	$4,881	$9,378	$13,486

Conversion of Series D preferred stock to common stock	$—	$—	$—	$46,733

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF PROJECTED NET INCOME AND EARNINGS PER
SHARE BEFORE ACCOUNTING FOR CERTAIN TRANSACTIONS

     In this earnings release for the third quarter ended July 31, 2004, we presented projected net income and earnings per share (“EPS”) for fiscal year 2004, excluding the effects of (1) the additional 4 million shares that will be used for calculating fiscal 2004 EPS, as a result of the Company’s stock offering; (2) the $27.4 million charge related to the costs of the Company’s note redemptions; and (3) the $14.5 million in interest savings the Company expects to realize during the remainder of fiscal 2004. Projected net income and EPS amounts, excluding the effects of these items are not computed in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the effects of our recently completed stock offering and related changes in our capital structure. These non-GAAP measures are used by investors to measure the underlying performance of our business. Projected net income and EPS excluding the effects of these items should not be used as a substitute for net income and earnings per share prepared in conformity with GAAP, or as a GAAP measure of profitability.

     Projected net income and EPS excluding the effects of the items mentioned above are calculated as follows:

				Weighted Average
	Income	Income		Shares
	before Taxes	Tax Expense	Net Income	Outstanding	Earnings per Share
	(In thousands, except per share data)
Amounts excluding the effects below	$115,900	$46,400	$69,500	36,500	$1.90
Effect of public stock offering	—	—	—	40,900	(0.20)
Effect of a charge related to note redemptions	(27,400)	(11,000)	(16,400)	44,200	(0.37)
Effect of interest savings due to note redemptions	14,500	5,800	8,700	44,400	0.20

Amounts reported under GAAP	$103,000	$41,200	$61,800	40,500	$1.53